EXHIBIT 15.2

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 30, 2012

Re:	Consent

Gentlemen:

I, Shaun Gillespie, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report’) to which this consent is an exhibit, to any reference to Mr. Shaun Gillespie under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as calculated by me for the Loulo and Gounkoto open cast mineral reserves.

Dated this 30th day of March, 2012.

By: /s/ Shaun Gillespie

Name: Shaun Gillespie

Title:   Consultant